Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13D, dated January 8, 2026, relating to the Common Stock, par value $0.001 per share, of TPG RE Finance Trust, Inc. shall be filed on behalf of the undersigned.

January 8, 2026
(Date)

Gratia Capital, LLC* By: /s/ Steve Pei
(Signature)

Steve Pei, Managing Member
(Name/Title)

Steve Pei
By: /s/ Steve Pei*